UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 21, 2008

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01(b)	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 21, 2008, Noble International, Ltd. (the “Company”) filed a Current Report on 8-K disclosing that Van E. Conway resigned from the Company’s Board of Directors. On February 19, 2008, Mr. Conway’s resignation included his resignation as a member of the Company’s audit committee, reducing the number of the Company’s audit committee members to two. As a result, on February 21, 2008, the Company delivered notice to Nasdaq pursuant to Marketplace Rule 4350(d)(2)(A) that the Company was no longer compliant with such rule’s requirement that the Company’s audit committee be comprised of at least three members. On February 25, 2008, the Company received from Nasdaq a Staff Deficiency Letter indicating such noncompliance and providing that, consistent with Marketplace Rule 4350(d)(4), the Company had a cure period to regain compliance extending until the earlier of the Company’s next annual shareholders’ meeting on February 19, 2009; or if the next annual shareholders’ meeting is held before August 18, 2008, then on or before such date.

On February 26, 2008, the Company provided oral and written notice to Nasdaq that (i) Mr. Conway’s resignation also resulted in noncompliance with Marketplace Rule 4350(c)(1), which requires that a majority of the Company’s Board of Directors be “independent” as defined in Marketplace Rule 4200, and (ii) the resignation of independent director Robert Burgess (as described in Item 5.02(b) of this Current Report on Form 8-K) also resulted in noncompliance with Marketplace Rule 4350(c)(1) for the same reason. In response, on February 27, 2008, Nasdaq delivered to the Company a Staff Deficiency Letter providing that the Company was not in compliance with Marketplace Rules 4350(d)(4) and 4350(c)(1), and that the Company must provide to Nasdaq no later than March 13, 2008 a specific plan and timetable to achieve compliance. The Company intends to provide Nasdaq with such a plan and timetable by March 13, 2008.

Item 5.02(b)	Departure of Directors or Certain Officers

On February 26, 2008, Robert K. Burgess resigned as a member of the Board of Directors of the Company.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation
(registrant)

February 27, 2008	By:	/s/ Andrew J. Tavi
Andrew J. Tavi
Vice President and General Counsel-N.A.

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